UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 25, 2011

HOKU CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	000-51458	99-0351487
(State or other jurisdiction	(Commission File Number)	(IRS Employer Identification No.)
Of incorporation)

1288 Ala Moana Blvd, Suite 220 Honolulu, Hawaii		96814
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (808) 682-7800

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.       Entry into a Material Definitive Agreement

Credit Agreement

On February 25, 2011, Hoku Corporation (“Hoku”) and Hoku’s subsidiary, Hoku Materials, Inc. (“Hoku Materials”, together with Hoku, the “Borrowers”), entered into a Credit Agreement (the “Credit Agreement”) with Bank of China, New York Branch (the “Lender”).  The Credit Agreement provides for one or more revolving loans (the “Loans”) in an aggregate principal amount not to exceed the lesser of $30.0 million or the aggregate amount of the standby letters of credit procured on behalf of the Borrowers as described below (the “Maximum Loan Amount”).  The principal amount of the Loans and any unpaid interest thereon must be paid in full by February 25, 2014 or the fifteenth business day prior to the date on which the letters of credit expire or otherwise terminate, whichever is earlier.  The Borrowers are jointly and severally liable for the Loans.  The Borrowers may prepay the Loans, in whole or in part, at any time without penalty, provided that any such prepayment must be for a minimum of $100,000 and in multiples of $100,000 in excess thereof.  Funds provided pursuant to the Credit Agreement are for the completion of the construction of the polysilicon production plant currently being constructed by Hoku Materials in Pocatello, Idaho.

The Loans will bear interest at a per annum rate equal to the LIBOR Rate (as set forth in the Credit Agreement) for the applicable interest period plus 2.4%.  The Borrowers have also agreed to pay the Lender’s reasonable costs and expenses in connection with the preparation, negotiation and delivery of the Credit Agreement.

The Credit Agreement includes customary representations, warranties, covenants, and acceleration, indemnity, and events of default provisions which may accelerate the payment obligations of the Borrowers under the Credit Agreement.

As a condition to each draw under the Credit Agreement, including any increase in the Maximum Loan Amount in excess of $15,000,000, Lender shall receive as security a standby letter of credit issued by Bank of China, Sichuan Branch, in favor of the Lender.  As of the date of this report, Tianwei New Energy Holdings Co., Ltd., Hoku’s parent company (“Tianwei”), has procured a standby letter of credit of approximately $15,450,000 issued by Bank of China, Sichuan Branch, in favor of the Lender as security for Loans under the Credit Agreement.

The foregoing description of the Credit Agreement does not purport to be complete and is qualified in its entirety by reference to the Credit Agreement, a copy of which is attached as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

 Related Arrangements between Hoku and Tianwei

As previously disclosed in Hoku’s Form 10-Q filed with the Securities and Exchange Commission on February 14, 2011, Tianwei and Hoku have been discussing what would constitute fair compensation for Tianwei for the financial services it is providing Hoku.  Tianwei has and will provide standby letters of credit to secure the Loans in reliance on an understanding with Hoku that Tianwei will receive fair compensation for providing the letters of credit.  Hoku and Tianwei are still discussing the amount and type of compensation; however Hoku believes the compensation will be in the form of a common stock warrant.

In addition, on February 25, 2011, in consideration of Tianwei’s procurement of the initial standby letter of credit and its efforts to obtain additional standby letters of credit to secure Loans under the Credit Agreement, Hoku entered into a Reimbursement Agreement with Tianwei obligating it to repay Tianwei for all interest, fees and expenses incurred by Tianwei in connection with the negotiation, execution and performance of the standby letters of credit contemplated by the Credit Agreement.

The foregoing description of the Reimbursement Agreement does not purport to be complete and is qualified in its entirety by reference to the Reimbursement Agreement, a copy of which is attached as Exhibit 10.2 to this Current Report on Form 8-K and incorporated herein by reference.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 above is incorporated by reference into this Item 2.03.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

10.1	Credit Agreement, dated February 25, 2011, among Hoku Corporation, Hoku Materials, Inc. and Bank of China, New York Branch.
10.2	Reimbursement Agreement, dated February 25, 2011, between Hoku Corporation and Tianwei New Energy Holdings Co., Ltd.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Hoku Corporation

Dated: March 3, 2011	By:	/s/ Scott Paul
Scott Paul
Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description

10.1	Credit Agreement, dated February 25, 2011, among Hoku Corporation, Hoku Materials, Inc. and Bank of China, New York Branch.
10.2	Reimbursement Agreement, dated February 25, 2011, between Hoku Corporation and Tianwei New Energy Holdings Co., Ltd.